FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1901 – 1177 West Hastings Street

Vancouver, BC, V6E 2K3

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

April 10, 2007

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is April 10, 2007.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via CCN Matthews, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer has arranged a brokered private placement, on a commercially reasonable efforts basis, of up to 4,000,000 units (the “Units”) at a price of $2.40 per Unit to raise total gross proceeds of up to $9,600,000 (the “Offering”).  The Issuer has also granted the agent an over-allotment option to place up to an additional 400,000 Units to raise additional gross proceeds of up to $960,000.  Each Unit will consist of one common share of the Issuer and one transferable common share purchase warrant.  Each warrant (the “Warrant”) will be exercisable to acquire one additional Share for a period of 24 months from closing at an exercise price of $3.00.

Item 5.	Full Description of Material Change

The Issuer has arranged a brokered private placement, on a commercially reasonable efforts basis, of up to 4,000,000 units (the “Units”) at a price of $2.40 per Unit to raise total gross proceeds of up to $9,600,000 (the “Offering”).  The Issuer has also granted the agent an over-allotment option to place up to an additional 400,000 Units to raise additional gross proceeds of up to $960,000, such option being exercisable at any time up to closing.

Each Unit will consist of one common share of the Issuer (“Share”) and one transferable common share purchase warrant.  Each warrant (“Warrant”) will be exercisable to acquire one additional Share for a period of 24 months from closing at an exercise price of $3.00, except that if, at any time from 4 months after closing until the expiry date of the warrants, the daily volume-weighted average trading price of the Issuer’s shares is above $4.50 for at least twenty consecutive trading days, the Issuer may, within 30 days, issue an expiry acceleration notice to the holders of the warrants and, if it does so, the warrants will expire 30 days from the date after the expiry acceleration notice is given.

The agent will receive a commission of 7% of the gross proceeds of the Offering, payable in cash or in a combination of cash and units having the same terms as the Units in the Offering.  In addition, the agent will receive compensation options (“Compensation Options”) equal to 8% of the aggregate number of Units sold under the Offering.  Each Compensation Option will entitle the agent to purchase one Share at a price of $2.70 for a period of two years following the closing of the Offering.  The Issuer will also pay the agent’s costs and expenses of the Offering.

All securities issued in the Offering will have a hold period in Canada of four months and a day from the closing of the Offering.

The net proceeds of the Offering are intended to be used for exploration programs on the Issuer’s Alaska and Nevada properties into 2008, for future property acquisitions, and for working capital.

The Offering is subject to completion of satisfactory due diligence by the agents with respect to the Issuer, completion and execution of appropriate documentation, acceptance for filing by the TSX Venture Exchange of the Offering on behalf of the Issuer and receipt of any required regulatory approvals.

This material change report does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

This material change report contains certain statements that may be deemed “forward-looking statements”.  All statements in this report, other than statements of historical fact, that address events or developments that the Issuer expects to occur, are forward-looking statements.  Forward-looking statements in this report include statements with respect to a potential unit offering and financing, statements with respect to the terms of such financing and statements with respect to the Issuer’s anticipated use of proceeds and expenditures on exploration.  Although the Issuer believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include failure to successfully negotiate or subsequently close such transactions, uncertainty with respect to findings under exploration programs and general economic, market or business conditions.  Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

Dated at Vancouver, B.C. this 11th day of April, 2007.